Exhibit 3.35

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY BEVERAGES INC. ”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF FEBRUARY, A.D. 2007, AT 5:11 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor

0774775 8100 070169715	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5433754 DATE: 02-14-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:11 PM 02/14/2007
FILED 05:11 PM 02/14/2007
SRV 070169715 — 0774775 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADBURY BEVERAGES INC.
               Cadbury Beverages Inc., a Delaware corporation (the “Corporation”) hereby certifies that the amendment set forth below to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
FIRST: The Article numbered “4” of the Certificate of Incorporation is amended to read in its entirety as follows:
               “4. The total number of shares of stock which the corporation shall have authority to issue is two hundred (200) and the par value of each of such shares is One Hundred Dollars ($100.00) amounting in the aggregate to Twenty Thousand Dollars ($20,000.00).”
               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, on this 12th day of February, 2007.

CADBURY BEVERAGES INC.
By:	/s/ James L. Baldwin
	Name:	James L. Baldwin
Office: Executive Vice President & Secretary